EXHIBIT LIST



EXHIBIT                       DESCRIPTION
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99.1                          Press Release dated October 20, 2004





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                                                                    EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                      CONTACT: Marc Jampole
                                                    Jampole Communications, Inc.
                                                    412-471-2463




                     PENN TRAFFIC ANNOUNCES POSTPONEMENT OF
                        DISCLOSURE STATEMENT HEARING AND
                 CONTINUED PURSUIT OF SALE-LEASEBACK TRANSACTION



                 (DISCLOSURE STATEMENT HEARING TO BE POSTPONED)


                  SYRACUSE, NEW YORK - - OCTOBER 20, 2004 - The Penn Traffic Company (OTC: PNFTQ.PK) today announced that it is continuing to explore the multiple compelling proposals for a sale-leaseback transaction it has received involving most of its owned stores and distribution center properties. If consummated, the proposed sale-leaseback transaction could result in substantial additional funding to the Company. Accordingly, the Company is postponing the October 21, 2004 hearing to approve the Disclosure Statement for its proposed Plan of Reorganization to a date to be announced. Penn Traffic would use the cash received from the proposed sale-leaseback transaction, in part, to repay all of its senior secured bank debt in full, to invest in continuing to modernize and enhance its store base, and for other working capital needs. The sale-leaseback proposals received by Penn Traffic are non-binding indications of interest and any definitive transaction remains subject to execution of binding agreements and other customary conditions, including approval of the U.S. Bankruptcy Court for the Southern District of New York.

                  Penn Traffic filed its Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York on August 20, 2004, and a hearing to approve the Disclosure Statement for that Plan was originally scheduled for September 23, 2004, but was rescheduled by the Company to October 21st after it had received multiple attractive sale-leaseback proposals. The previously filed Plan of Reorganization contemplated that reorganized Penn Traffic would emerge from chapter 11 with approximately $55 million of senior secured bank debt and approximately $50 million of undrawn availability under its proposed working capital revolving credit facility.

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                  In light of the progress made to date on the potential
sale-leaseback transaction and the significant change it would have on Penn Traffic's capital structure upon emergence from chapter 11, the Company has decided to postpone the October 21st Disclosure Statement hearing to give it more time to pursue entering into a binding sale-leaseback agreement within the next few weeks, subject to bankruptcy court approval. In that event, the Company will file an amended Plan of Reorganization that would include a detailed description of the sale-leaseback transaction and the resulting adjustments to Penn Traffic's capital structure. Penn Traffic's Creditors' Committee, as well as its senior secured bank lenders, have informed the Company that they support the postponement of the Disclosure Statement hearing and the continued pursuit of the sale-leaseback proposals.

                  Robert Chapman, President and CEO of Penn Traffic, said: "The proposed sale-leaseback transaction offers many potential benefits to the Company that require continued review and due consideration. The proposals on the table would unlock the intrinsic value in the Company's real estate assets, eliminate the need for any long term debt upon the Company's emergence from bankruptcy and significantly enhance our liquidity, which will in turn enhance our ability to compete in our core markets. Because of these benefits, the Company, with the support of its banks and creditors committee, has decided to postpone this week's bankruptcy court hearing to continue to explore these very compelling proposals. We remain fully committed to the successful restructuring of Penn Traffic on a timely basis."

FORWARD LOOKING STATEMENTS

                  This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "could," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization; the ability of the


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Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; uncertainties regarding the terms of the proposed sale-leaseback transaction, including terms and conditions under which, if at all, the Company may consummate such transaction; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.



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